As filed with the Securities and Exchange Commission on March 24, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ICAHN ENTERPRISES L.P.

(Exact name of registrant as specified in its charter)

Delaware	13-3398766
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

767 Fifth Avenue, Suite 4700
New York, NY 10153
(212) 702-4300
(Address of Principal Executive Offices)

ICAHN ENTERPRISES L.P. 2017 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Keith Cozza

President, Chief Executive Officer and Director
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Julie M. Allen, Esq.
Proskauer Rose LLP
11 Times Square
New York, New York 10036
(212) 969-3155

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Depositary Units	1,000,000	$51.13	$51,130,000	$5,925.97

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 1,000,000 depositary units (the “Depositary Units”) representing limited partner interests of Icahn Enterprises L.P. (“Icahn Enterprises”) available for issuance under the Icahn Enterprises L.P. 2017 Long Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Depositary Units as may be offered or issued under the Plan to prevent dilution resulting from unit splits, unit distributions or similar transactions that result in an increase in the number of the outstanding Depositary Units issuable pursuant to awards granted under the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h)(1) and Rule 457(c) under the Securities Act on the basis of $51.13 per Depositary Unit, which is the average of the high and low price per Depositary Unit as reported by The NASDAQ Global Select Market on March 22, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Icahn Enterprises pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017;

(b)	Our Current Reports on Form 8-K filed with the SEC on January 12, 2017, January 18, 2017 and January 23, 2017; and

(c)	The description of the Depositary Units contained in our registration statement on Form 8-A, filed with the SEC on December 9, 2011 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Icahn Enterprises is organized under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.

Section 6.15 of the Second Amended and Restated Agreement of Limited Partnership of Icahn Enterprises L.P. (the “Partnership Agreement”) provides that the general partner, its affiliates, and all officers, directors, employees and agents of the general partner and its affiliates (individually, an “Indemnitee”), to the fullest extent permitted by law, will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the general partner or an affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the general partner or an affiliate thereof or (z) a person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business or affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a general partner, an affiliate, or an officer, director, employee or agent of the general partner or of an affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute willful misconduct. The Partnership Agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part under Section 6.15 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement. Any indemnification under Section 6.15 shall be satisfied solely out of the assets of the Partnership. The record holders shall not be subject to personal liability by reason of the indemnification provision.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Document

4.1	Specimen Depositary Receipt (incorporated by reference to Exhibit No. 4.1 to Icahn Enterprises’ Form 10-Q (SEC File No. 001-09516) filed on August 4, 2016).

5.1	Opinion of Proskauer Rose LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Proskauer Rose LLP (included as part of Exhibit 5.1).

99.1	Icahn Enterprises L.P. 2017 Long Term Incentive Plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 24, 2017.

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc. its general partner

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Keith Cozza	President, Chief Executive Officer and Director	March 24, 2017
Keith Cozza

By:	/s/ SungHwan Cho	Chief Financial Officer and Director	March 24, 2017
SungHwan Cho

By:	/s/ Peter Reck	Chief Accounting Officer	March 24, 2017
Peter Reck

By:		Director	March 24, 2017
Jack G. Wasserman

By:	/s/ William A. Leidesdorf	Director	March 24, 2017
William A. Leidesdorf

By:	/s/ James L. Nelson	Director	March 24, 2017
James L. Nelson

By:		Chairman of the Board	March 24, 2017
Carl C. Icahn

EXHIBIT INDEX

Exhibit Number	Exhibit Document

4.1	Specimen Depositary Receipt (incorporated by reference to Exhibit No. 4.1 to Icahn Enterprises’ Form 10-Q (SEC File No. 001-09516) filed on August 4, 2016).

5.1	Opinion of Proskauer Rose LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Proskauer Rose LLP (included as part of Exhibit 5.1).

99.1	Icahn Enterprises L.P. 2017 Long Term Incentive Plan.